NEWS RELEASE
Molson Coors Beverage Company Reports 2024 Second Quarter Results
Net Sales Nearly Flat while Income Before Income Taxes Improves 26.9% or 5.2% on an Underlying Basis in Constant Currency
Returns $353 Million to Shareholders Through Dividend and Share Repurchases
Reaffirms 2024 Full Year Guidance for Top-Line and Bottom-Line Growth
______________________________________________________________
Golden, Colorado and Montréal, Québec – August 6, 2024 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2024 second quarter.
2024 SECOND QUARTER FINANCIAL HIGHLIGHTS1
•Net sales decreased 0.4% reported and 0.1% in constant currency.
•U.S. GAAP income before income taxes of $559.9 million increased 26.9% reported.
•Underlying (Non-GAAP) income before income taxes of $531.2 million improved 5.2% in constant currency.
•U.S. GAAP net income attributable to MCBC of $427.0 million, $2.03 per share on a diluted basis. Underlying (Non-GAAP) diluted earnings per share of $1.92 per share increased 7.9%.
CEO AND CFO PERSPECTIVES
Molson Coors had strong results this quarter which played out largely as we expected. In the second quarter of 2024, we essentially held the top line and grew the bottom line 5.2% while cycling the strongest second quarter of U.S. GAAP reported net sales since the 2005 Molson and Coors merger. For the six months ended June 30, 2024, net sales increased 4.2% on a constant currency basis, while underlying income before income taxes increased 20.4% on a constant currency basis.
Our performance in the first half of the year was largely driven by favorable price and favorable U.S. shipment timing offset by lower contract brewing volumes. To ensure we met supply needs during the peak summer season, we deliberately increased our U.S. distributor inventories ahead of and during the strike at our Fort Worth brewery which ran 14 weeks from February to May. This dynamic does not impact our expectations for the full year but does significantly impact the timing of our results over the course of the year, which is why we are maintaining our guidance for the full year 2024. Additionally, our America's financial volume was impacted by the exit of over 900,000 hectoliters related to the wind down of a major contract brewing arrangement which terminates at the end of the year.
We continue to make progress against our strategic priorities and execute against our Acceleration Plan initiatives. According to Circana, in the U.S., Coors Light, Miller Lite and Coors Banquet second quarter combined volume share is down a half share point of industry versus a year ago when we saw our peak share gains. However, these brands remain up 2 full share points compared to the second quarter of 2022. This means that we retained approximately 80% of our peak share gains on our core power brands in the U.S. In EMEA&APAC, strong core power brand results were supported by Ožujsko which continues to gain value share in Croatia, and the launch of a new brand in Romania, Caraiman, which has delivered about 150,000 hectoliters already.
Progress against our premiumization strategy is at different stages across our markets as we have had strong success in EMEA&APAC, Canada and Latin America with focused plans in the U.S. to drive improvement.
1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

With strong cash flow, we continued to invest in our business, supporting our brands globally and continuing to build capabilities that help drive long-term, sustainable and profitable growth. We did this while returning $564 million in cash to shareholders in the first half of the year through both our dividends and share repurchase program, which accelerated during the second quarter.

Gavin Hattersley, President and Chief Executive Officer Statement:
"We are confident in our strategy, the trajectory of our total business, and in our short and long-term growth objectives. We've just delivered another quarter of bottom-line growth and strong cash flow, and the highly cash-generative nature of our business has enabled us to continue investing in our brands and our capabilities to support our progress against our strategic initiatives. We are a much different company today than we were four years ago and we are certainly stronger than we were just 16 months ago."

Tracey Joubert, Chief Financial Officer Statement:
"Given our strong performance for the first half of the year, we are reaffirming our full year 2024 guidance which would mean top and bottom-line growth for the third straight year. And while this guidance implies challenging second half trends related to U.S. shipment timing, we remain confident in our growth algorithm which has multiple levers. From our robust revenue management platform, to our premiumization and innovation plans, to our continued investments to drive efficiencies and cost savings, these levers help us to navigate various market circumstances."

CONSOLIDATED PERFORMANCE - SECOND QUARTER 2024

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2024	June 30, 2023	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$3,252.3	$3,266.6	(0.4)%	$(12.2)	(0.1)%
U.S. GAAP income (loss) before income taxes	$559.9	$441.1	26.9%	$2.6	26.3%
Underlying income (loss) before income taxes(1)	$531.2	$502.2	5.8%	$2.7	5.2%
U.S. GAAP net income (loss)(2)	$427.0	$342.4	24.7%
Per diluted share	$2.03	$1.57	29.3%
Underlying net income (loss)(1)	$404.2	$387.2	4.4%
Per diluted share	$1.92	$1.78	7.9%
Financial volume(3)	22.430	23.385	(4.1)%
Brand volume(3)	21.715	22.822	(4.9)%

	For the Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2024	June 30, 2023	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$5,848.7	$5,612.9	4.2%	$0.4	4.2%
U.S. GAAP income (loss) before income taxes	$825.3	$543.0	52.0%	$(5.0)	52.9%
Underlying income (loss) before income taxes(1)	$790.0	$660.0	19.7%	$(4.8)	20.4%
U.S. GAAP net income (loss)(2)	$634.8	$414.9	53.0%
Per diluted share	$2.99	$1.91	56.5%
Underlying net income (loss)(1)	$607.0	$503.5	20.6%
Per diluted share	$2.86	$2.31	23.8%
Financial volume(3)	40.404	40.391	—%
Brand volume(3)	38.614	39.003	(1.0)%

(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)See Worldwide and Segmented Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume.
QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS SECOND QUARTER 2023 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended June 30, 2024 compared to June 30, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(4.1%)
Price and sales mix	4.0%
Currency	(0.3%)
Total consolidated net sales	(0.4%)

Net sales decreased 0.4%, driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 0.1% in constant currency.
Financial volumes decreased 4.1%, primarily due to lower contract brewing volumes in the Americas segment. Brand volumes decreased 4.9%, including a 7.3% decrease in the Americas, which was partially offset by a 2.0% increase in EMEA&APAC.
Price and sales mix favorably impacted net sales by 4.0%, primarily due to increased net pricing as well as favorable sales mix for both segments, including as a result of lower contract brewing volumes in the U.S.
•Cost of goods sold ("COGS"): decreased 6.1% on a reported basis, primarily due to lower financial volumes, lower cost of goods sold per hectoliter and favorable foreign currency impacts. COGS per hectoliter: improved 2.1% on a reported basis, including favorable foreign currency impacts of 0.4%, primarily due to the favorable changes in our unrealized mark-to-market derivative positions of $91.5 million and cost savings initiatives, partially offset by cost inflation related to materials and manufacturing expenses, volume deleverage and unfavorable mix driven by lower contract brewing volumes in the Americas segment. Underlying COGS per hectoliter: increased 2.9% in constant currency, primarily due to cost inflation related to materials and manufacturing expenses, volume deleverage and unfavorable mix driven by lower contract brewing volumes in the Americas segment, partially offset by cost savings initiatives.
•Marketing, general & administrative ("MG&A"): decreased 0.9% on a reported basis, primarily due to lower incentive compensation expense and favorable foreign currency impacts, partially offset by increased marketing investment to support our brands and innovations. Underlying MG&A: decreased 0.4% in constant currency.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes improved 26.9% on a reported basis, primarily due to favorable changes to our unrealized mark-to-market derivative positions, increased net pricing, favorable sales mix and cost savings initiatives, partially offset by lower financial volumes and cost inflation related to materials and manufacturing expenses.
•Underlying income (loss) before income taxes: Underlying income before income taxes improved 5.2% in constant currency, primarily due to increased net pricing, favorable sales mix and cost savings initiatives, partially offset by lower financial volumes and cost inflation related to materials and manufacturing expenses.

•Effective Tax Rate:

(Unaudited)	For the Three Months Ended
	June 30, 2024	June 30, 2023
U.S. GAAP and Non-GAAP Underlying effective tax rate	24%	22%
The increase in our second quarter U.S. GAAP effective tax rate and Underlying effective tax rate was primarily due to the recognition of tax expense items in the three months ended June 30, 2024, which in the aggregate were immaterial, compared to the recognition of tax benefit items in the prior year, which in the aggregate were also immaterial.
QUARTERLY SEGMENT HIGHLIGHTS (VERSUS SECOND QUARTER 2023 RESULTS)
Americas Segment Overview
The following table highlights the Americas segment results for the three and six months ended June 30, 2024 compared to June 30, 2023.

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2024	June 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,575.9	$2,621.7	(1.7)	$(6.9)	(1.5)
Income (loss) before income taxes(1)	$487.1	$487.3	—	$(1.1)	0.2
Underlying income (loss) before income taxes(1)(2)	$487.4	$487.6	—	$(1.1)	0.2

	For the Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2024	June 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$4,721.3	$4,560.7	3.5	$(6.1)	3.7
Income (loss) before income taxes(1)	$807.7	$720.7	12.1	$(2.4)	12.4
Underlying income (loss) before income taxes(1)(2)	$808.5	$721.5	12.1	$(2.4)	12.4
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Americas Segment Highlights (Versus Second Quarter 2023 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended June 30, 2024 compared to June 30, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(5.6%)
Price and sales mix	4.1%
Currency	(0.2%)
Total Americas net sales	(1.7%)

Net sales decreased 1.7% driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix.

Financial volumes decreased 5.6%, primarily due to lower contract brewing volumes in the U.S. related to the wind down of a contract brewing arrangement leading up to the termination by the end of 2024 and a decrease in U.S. brand volumes, partially offset by favorable U.S. shipment timing. Americas brand volumes decreased 7.3%, including a 7.8% decrease in the U.S., primarily due to cycling double digit growth in our core power brands, lower above premium volumes versus prior year and unfavorable holiday load in timing.
Price and sales mix favorably impacted net sales by 4.1%, primarily due to increased net pricing and favorable sales mix as a result of lower contract brewing volumes in the U.S.
•U.S. GAAP and Underlying income (loss) before income taxes: U.S. GAAP income before income taxes was flat on a reported basis and underlying income before income taxes improved 0.2% in constant currency, primarily due to increased net pricing, favorable sales mix, lower MG&A and cost savings initiatives, partially offset by lower financial volumes and cost inflation related to materials and manufacturing expenses. Lower MG&A spend was primarily due to lower incentive compensation expense, partially offset by increased marketing investment to support our brands and innovations.
EMEA&APAC Segment Overview
The following table highlights the EMEA&APAC segment results for the three and six months ended June 30, 2024 compared to June 30, 2023.

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2024	June 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$683.3	$649.0	5.3	$(5.3)	6.1
Income (loss) before income taxes(1)	$81.2	$64.2	26.5	$(1.9)	29.4
Underlying income (loss) before income taxes(1)(2)	$81.0	$64.2	26.2	$(1.8)	29.0

	For the Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2024	June 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$1,138.0	$1,059.1	7.4	$6.5	6.8
Income (loss) before income taxes(1)	$70.2	$38.8	80.9	$(3.8)	90.7
Underlying income (loss) before income taxes(1)(2)	$63.7	$42.4	50.2	$(3.5)	58.5
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
EMEA&APAC Segment Highlights (Versus Second Quarter 2023 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended June 30, 2024 compared to June 30, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	0.3%
Price and sales mix	5.8%
Currency	(0.8%)
Total EMEA&APAC net sales	5.3%

Net sales increased 5.3%, driven by favorable price and sales mix and higher financial volume, partially offset by unfavorable foreign currency impacts. Net sales increased 6.1% in constant currency.

Financial volumes increased 0.3% and brand volumes increased 2.0%, primarily driven by Central and Eastern Europe volume growth driven by the favorable performance of our core power brands and above premium brands and the easing inflationary pressures on the consumer, partially offset by lower volumes in Western Europe due to soft market demand and high promotional activity from the competition.
Price and sales mix favorably impacted net sales by 5.8%, primarily due to increased net pricing and favorable sales mix driven by premiumization.
•U.S. GAAP and Underlying income (loss) before income taxes: U.S. GAAP income before income taxes improved 26.5% on a reported basis and underlying income before income taxes improved 29.0% in constant currency, primarily due to increased net pricing, favorable sales mix and cost savings initiatives, partially offset by higher MG&A expense. Higher MG&A expense was primarily due to increased marketing to support our brands and innovations as well as cost inflation.
CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash provided by operating activities was $894.6 million for the six months ended June 30, 2024 which increased $0.2 million compared to the prior year, primarily due to higher net income offset by lower non-cash expense and the unfavorable changes in working capital. The unfavorable changes in working capital were primarily driven by the timing of cash receipts as well as higher payments for annual incentive compensation.
•Underlying free cash flow: Cash generated of $505.0 million for the six months ended June 30, 2024 represents a decrease in cash provided of $64.7 million from the prior year, which was primarily due to higher capital expenditures driven by the timing of capital projects.
•Debt: Total debt as of June 30, 2024 was $7,055.7 million and cash and cash equivalents totaled $1,647.3 million, resulting in net debt of $5,408.4 million and a net debt to underlying EBITDA ratio of 2.13x. As of June 30, 2023, our net debt to underlying EBITDA ratio was 2.50x. Subsequent to June 30, 2024, we repaid our EUR 800 million 1.25% notes upon their maturity on July 15, 2024 using the proceeds from our EUR 800 million 3.8% notes issued on May 29, 2024 and cash on hand.
•Dividends: We paid cash dividends of $188.4 million and $178.2 million for the six months ended June 30, 2024 and June 30, 2023, respectively.
•Share Repurchase Program: We paid $375.3 million and $26.7 million, including brokerage commissions, for share repurchases during the six months ended June 30, 2024 and June 30, 2023, respectively. The current year share repurchases were made under the share repurchase program approved on September 29, 2023 and the prior year share repurchases were made under the share repurchase program approved on February 17, 2022.
2024 OUTLOOK
We continue to expect to achieve the following key financial targets for full year 2024:
•Net Sales: low single-digit increase versus 2023 on a constant currency basis.
•Underlying income (loss) before income taxes: mid single-digit increase compared to 2023 on a constant currency basis.
•Underlying diluted earnings per share: mid single-digit increase compared to 2023.
•Capital expenditures: $750 million incurred, plus or minus 5%.
•Underlying free cash flow: $1.2 billion, plus or minus 10%.
•Underlying depreciation and amortization: $700 million, plus or minus 5%.
•Consolidated net interest expense: $210 million, plus or minus 5%.
•Underlying effective tax rate: in the range of 23% to 25% for 2024.

These targets are based on the following key considerations:
•In the U.S., our sales to wholesalers were deliberately ahead of sales to retailers by about 1.1 million hectoliters in the first half of the year as compared to sales to wholesalers being behind sales to retailers by about 0.4 million in the first half of 2023. We expect this to reverse in the second half of the year, mostly in the third quarter, as we currently plan to ship to consumption for the full year.
•The wind down of a contract brewing agreement leading up to the termination by the end of 2024 is expected to result in a reduction in Americas' financial volume by approximately 1.0 million hectoliters for the balance of the year.
•Underlying COGS per hectoliter are expected to be higher in full year 2024 as compared to full year 2023. This is due to expected continued, albeit moderating inflation, mix impacts from the wind down of contract brewing volume and a lower volume leverage impact as compared to full year 2023.
•MG&A expense is expected to be lower than 2023 in the second half of the year.
On July 18, 2024, our Board of Directors declared a dividend of $0.44 per share, payable September 20, 2024, to shareholders of record on August 30, 2024. Shareholders of exchangeable shares will receive the CAD equivalent of dividends declared on Class A and Class B common stock, equal to CAD 0.60 per share.
NOTES
Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s second quarter ended June 30, 2024 compared to the second quarter ended June 30, 2023. Some numbers may not sum due to rounding.
CONTACTS
Investor Relations    News Media
Traci Mangini, (415) 308-0151    Rachel Dickens, (314) 452-9673
2024 SECOND QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2024 second quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on November 6, 2024. The Company will post this release and related financial statements on its website today.
OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, Molson Coors Beverage Company has been brewing beverages that unite people to celebrate all life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madri, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone, we produce many beloved and iconic beer brands. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey as well as non-alcoholic beverages. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in the Caribbean, Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within the Middle East, Africa and Asia Pacific. In addition to our reporting segments, we also have certain activity that is not allocated to our reporting segments and reported as "Unallocated", which primarily includes financing-related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances and realized and unrealized changes in fair value on instruments not designated in hedging relationships related to financing and other treasury-related activities and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain in Unallocated.
Our Imprint strategy is focused on People & Planet initiatives that support our commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on X (formerly Twitter) through @MolsonCoors.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2024 Outlook," with respect to, among others, expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume and market share trends, pricing trends, industry forces, cost reduction strategies, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, effective tax rate, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related initiatives and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.
Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Sales	$3,838.1	$3,871.1	$6,887.4	$6,645.9
Excise taxes	(585.8)	(604.5)	(1,038.7)	(1,033.0)
Net sales	3,252.3	3,266.6	5,848.7	5,612.9
Cost of goods sold	(1,922.4)	(2,047.7)	(3,555.3)	(3,623.3)
Gross profit	1,329.9	1,218.9	2,293.4	1,989.6
Marketing, general and administrative expenses	(728.5)	(734.9)	(1,383.1)	(1,349.9)
Other operating income (expense), net	0.1	0.2	6.4	(0.3)
Equity income (loss)	(1.9)	4.3	(2.8)	7.3
Operating income (loss)	599.6	488.5	913.9	646.7
Interest income (expense), net	(51.2)	(54.6)	(99.6)	(113.7)
Other pension and postretirement benefits (costs), net	7.3	2.6	14.7	5.2
Other non-operating income (expense), net	4.2	4.6	(3.7)	4.8
Income (loss) before income taxes	559.9	441.1	825.3	543.0
Income tax benefit (expense)	(134.6)	(95.0)	(190.1)	(123.7)
Net income (loss)	425.3	346.1	635.2	419.3
Net (income) loss attributable to noncontrolling interests	1.7	(3.7)	(0.4)	(4.4)
Net income (loss) attributable to MCBC	$427.0	$342.4	$634.8	$414.9

Basic net income (loss) attributable to MCBC per share	$2.03	$1.58	$3.00	$1.92
Diluted net income (loss) attributable to MCBC per share	$2.03	$1.57	$2.99	$1.91

Weighted average shares outstanding - basic	210.0	216.4	211.3	216.5
Weighted average shares outstanding - diluted	210.8	217.8	212.5	217.6

Dividends per share	$0.44	$0.41	$0.88	$0.82

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$1,647.3	$868.9
Trade receivables, net	1,073.8	757.8
Other receivables, net	130.8	121.6
Inventories, net	848.5	802.3
Other current assets, net	337.3	297.9
Total current assets	4,037.7	2,848.5
Property, plant and equipment, net	4,473.0	4,444.5
Goodwill	5,321.9	5,325.3
Other intangibles, net	12,393.5	12,614.6
Other assets	1,168.1	1,142.2
Total assets	$27,394.2	$26,375.1
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,342.1	$3,180.8
Current portion of long-term debt and short-term borrowings	894.2	911.8
Total current liabilities	4,236.3	4,092.6
Long-term debt	6,161.5	5,312.1
Pension and postretirement benefits	455.1	465.8
Deferred tax liabilities	2,760.4	2,697.2
Other liabilities	365.2	372.3
Total liabilities	13,978.5	12,940.0
Redeemable noncontrolling interest	26.7	27.9
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 213.2 shares and 212.5 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued and outstanding: 9.4 shares and 9.4 shares, respectively)	352.3	352.3
Paid-in capital	7,119.4	7,108.4
Retained earnings	7,932.4	7,484.3
Accumulated other comprehensive income (loss)	(1,217.3)	(1,116.3)
Class B common stock held in treasury at cost (20.3 shares and 13.9 shares, respectively)	(1,110.1)	(735.6)
Total Molson Coors Beverage Company stockholders' equity	13,179.6	13,196.0
Noncontrolling interests	209.4	211.2
Total equity	13,389.0	13,407.2
Total liabilities and equity	$27,394.2	$26,375.1

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Six Months Ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$635.2	$419.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	336.7	339.9
Amortization of debt issuance costs and discounts	2.7	2.9
Share-based compensation	24.2	20.3
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	(6.4)	(1.9)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(28.0)	111.6
Equity (income) loss	2.8	(7.3)
Income tax (benefit) expense	190.1	123.7
Income tax (paid) received	(105.2)	(78.2)
Interest expense, excluding amortization of debt issuance costs and discounts	110.5	118.4
Interest paid	(102.5)	(109.4)
Change in current assets and liabilities and other	(165.5)	(44.9)
Net cash provided by (used in) operating activities	894.6	894.4
Cash flows from investing activities
Additions to property, plant and equipment	(392.2)	(335.1)
Proceeds from sales of property, plant, equipment and other assets	10.3	5.5
Other	0.5	(11.0)
Net cash provided by (used in) investing activities	(381.4)	(340.6)
Cash flows from financing activities
Dividends paid	(188.4)	(178.2)
Payments for purchases of treasury stock	(375.3)	(26.7)
Payments on debt and borrowings	(3.4)	(6.1)
Proceeds on debt and borrowings	863.7	7.0
Other	(11.0)	2.1
Net cash provided by (used in) financing activities	285.6	(201.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(20.4)	9.0
Net increase (decrease) in cash and cash equivalents	778.4	360.9
Balance at beginning of year	868.9	600.0
Balance at end of period	$1,647.3	$960.9

SUMMARIZED SEGMENT RESULTS (hectoliter volume and $ in millions) (Unaudited)

Americas	Q2 2024	Q2 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$2,575.9	$2,621.7	(1.7)	$(6.9)	(1.5)	$4,721.3	$4,560.7	3.5	$(6.1)	3.7
COGS(1)(2)	$(1,525.7)	$(1,556.8)	2.0	$4.6	1.7	$(2,841.2)	$(2,780.5)	(2.2)	$4.0	(2.3)
MG&A	$(560.7)	$(584.1)	4.0	$1.8	3.7	$(1,067.4)	$(1,068.8)	0.1	$1.6	—
Income (loss) before income taxes	$487.1	$487.3	—	$(1.1)	0.2	$807.7	$720.7	12.1	$(2.4)	12.4
Underlying income (loss) before income taxes(3)	$487.4	$487.6	—	$(1.1)	0.2	$808.5	$721.5	12.1	$(2.4)	12.4
Financial volume(1)(4)	16.396	17.368	(5.6)			30.306	30.304	—
Brand volume	15.670	16.895	(7.3)			28.561	29.141	(2.0)
EMEA&APAC	Q2 2024	Q2 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$683.3	$649.0	5.3	$(5.3)	6.1	$1,138.0	$1,059.1	7.4	$6.5	6.8
COGS(1)(2)	$(431.9)	$(433.3)	0.3	$3.3	(0.4)	$(753.5)	$(737.3)	(2.2)	$(4.7)	(1.6)
MG&A	$(167.8)	$(150.8)	(11.3)	$1.7	(12.4)	$(315.7)	$(281.1)	(12.3)	$(1.9)	(11.6)
Income (loss) before income taxes	$81.2	$64.2	26.5	$(1.9)	29.4	$70.2	$38.8	80.9	$(3.8)	90.7
Underlying income (loss) before income taxes(3)	$81.0	$64.2	26.2	$(1.8)	29.0	$63.7	$42.4	50.2	$(3.5)	58.5
Financial volume(1)(4)	6.037	6.018	0.3			10.101	10.089	0.1
Brand volume	6.045	5.927	2.0			10.053	9.862	1.9
Unallocated & Eliminations	Q2 2024	Q2 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(6.9)	$(4.1)	(68.3)			$(10.6)	$(6.9)	(53.6)
COGS(2)	$35.2	$(57.6)	N/M			$39.4	$(105.5)	N/M
Income (loss) before income taxes	$(8.4)	$(110.4)	92.4	$5.6	87.3	$(52.6)	$(216.5)	75.7	$1.2	75.2
Underlying income (loss) before income taxes(3)	$(37.2)	$(49.6)	25.0	$5.6	13.7	$(82.2)	$(103.9)	20.9	$1.1	19.8
Financial volume	(0.003)	(0.001)	N/M			(0.003)	(0.002)	N/M
Consolidated	Q2 2024	Q2 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$3,252.3	$3,266.6	(0.4)	$(12.2)	(0.1)	$5,848.7	$5,612.9	4.2	$0.4	4.2
COGS	$(1,922.4)	$(2,047.7)	6.1	$7.9	5.7	$(3,555.3)	$(3,623.3)	1.9	$(0.6)	1.9
MG&A	$(728.5)	$(734.9)	0.9	$3.5	0.4	$(1,383.1)	$(1,349.9)	(2.5)	$(0.3)	(2.4)
Income (loss) before income taxes	$559.9	$441.1	26.9	$2.6	26.3	$825.3	$543.0	52.0	$(5.0)	52.9
Underlying income (loss) before income taxes(3)	$531.2	$502.2	5.8	$2.7	5.2	$790.0	$660.0	19.7	$(4.8)	20.4
Financial volume(4)	22.430	23.385	(4.1)			40.404	40.391	—
Brand volume	21.715	22.822	(4.9)			38.614	39.003	(1.0)

N/M = Not meaningful
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.578 million hectoliters and 0.325 million hectoliters, respectively, for the three months ended June 30, 2024, and excludes royalty volume of 0.645 million hectoliters and 0.250 million hectoliters, respectively, for the three months ended June 30, 2023. Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 1.169 million hectoliters and 0.543 million hectoliters, respectively, for the six months ended June 30, 2024, and excludes royalty volume of 1.263 million hectoliters and 0.406 million hectoliters respectively, for the six months ended June 30, 2023.
WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME (in millions of hectoliters) (Unaudited)

	For the Three Months Ended
Americas	June 30, 2024	June 30, 2023	Change
Financial Volume	16.396	17.368	(5.6)%
Contract brewing and wholesale/factored volume	(0.930)	(1.611)	(42.3)%
Royalty volume	0.578	0.645	(10.4)%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.374)	0.493	N/M
Total Americas Brand Volume	15.670	16.895	(7.3)%

EMEA&APAC	June 30, 2024	June 30, 2023	Change
Financial Volume	6.037	6.018	0.3%
Contract brewing and wholesale/factored volume	(0.317)	(0.341)	(7.0)%
Royalty volume	0.325	0.250	30.0%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	—	—	N/M
Total EMEA&APAC Brand Volume	6.045	5.927	2.0%

Consolidated	June 30, 2024	June 30, 2023	Change
Financial Volume	22.430	23.385	(4.1)%
Contract brewing and wholesale/factored volume	(1.247)	(1.952)	(36.1)%
Royalty volume	0.903	0.895	0.9%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	(0.371)	0.494	N/M
Total Worldwide Brand Volume	21.715	22.822	(4.9)%

	For the Six Months Ended
Americas	June 30, 2024	June 30, 2023	Change
Financial Volume	30.306	30.304	—%
Contract brewing and wholesale/factored volume	(1.800)	(2.813)	(36.0)%
Royalty volume	1.169	1.263	(7.4)%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(1.114)	0.387	N/M
Total Americas Brand Volume	28.561	29.141	(2.0)%

EMEA&APAC	June 30, 2024	June 30, 2023	Change
Financial Volume	10.101	10.089	0.1%
Contract brewing and wholesale/factored volume	(0.591)	(0.632)	(6.5)%
Royalty volume	0.543	0.406	33.7%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	—	(0.001)	N/M
Total EMEA&APAC Brand Volume	10.053	9.862	1.9%

Consolidated	June 30, 2024	June 30, 2023	Change
Financial Volume	40.404	40.391	—%
Contract brewing and wholesale/factored volume	(2.391)	(3.445)	(30.6)%
Royalty volume	1.712	1.669	2.6%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	(1.111)	0.388	N/M
Total Worldwide Brand Volume	38.614	39.003	(1.0)%

N/M = Not meaningful
(1)Includes gross inter-segment volumes which are eliminated in the consolidated totals.
Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
We also utilize COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. This metric is calculated as COGS per our unaudited condensed consolidated statements of operations divided by financial volume for the respective period. We believe this metric is important and useful for investors and management because it provides an indication of the trends of sales mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of non-GAAP adjustment items (as defined above), the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.

•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment, net and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization, and the impact of non-GAAP adjustment items (as defined above). This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the Three Months Ended June 30, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,922.4)	$(728.5)	$559.9	$427.0	$2.03
Adjustments to arrive at underlying
Restructuring	—	—	(0.2)	(0.2)	—
(Gains) losses on other disposals	—	—	0.1	0.1	—
Unrealized mark-to-market (gains) losses	(28.8)	—	(28.8)	(28.8)	(0.14)
Other items	—	0.4	0.2	0.2	—
Total	$(28.8)	$0.4	$(28.7)	$(28.7)	$(0.14)
Tax effects on non-GAAP adjustments	—	—	—	6.6	0.03
Discrete tax items	—	—	—	(0.7)	—
Underlying (Non-GAAP)	$(1,951.2)	$(728.1)	$531.2	$404.2	$1.92

(In millions, except per share data) (Unaudited)	For the Three Months Ended June 30, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(2,047.7)	$(734.9)	$441.1	$342.4	$1.57
Adjustments to arrive at underlying
Restructuring	—	—	(0.2)	(0.2)	—
Unrealized mark-to-market (gains) losses	62.7	—	60.8	60.8	0.28
Other items	—	0.7	0.5	0.5	—
Total	$62.7	$0.7	$61.1	$61.1	$0.28
Tax effects on non-GAAP adjustments	—	—	—	(15.5)	(0.07)
Discrete tax items	—	—	—	(0.8)	—
Underlying (Non-GAAP)	$(1,985.0)	$(734.2)	$502.2	$387.2	$1.78

(In millions, except per share data) (Unaudited)	For the Six Months Ended June 30, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(3,555.3)	$(1,383.1)	$825.3	$634.8	$2.99
Adjustments to arrive at underlying
Restructuring	—	—	(1.1)	(1.1)	(0.01)
(Gains) losses on other disposals	—	—	(5.3)	(5.3)	(0.02)
Unrealized mark-to-market (gains) losses	(29.6)	—	(29.6)	(29.6)	(0.14)
Other items	—	0.9	0.7	0.7	—
Total	$(29.6)	$0.9	$(35.3)	$(35.3)	$(0.17)
Tax effects on non-GAAP adjustments	—	—	—	8.2	0.04
Discrete tax items	—	—	—	(0.7)	—
Underlying (Non-GAAP)	$(3,584.9)	$(1,382.2)	$790.0	$607.0	$2.86

(In millions, except per share data) (Unaudited)	For the Six Months Ended June 30, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(3,623.3)	$(1,349.9)	$543.0	$414.9	$1.91
Adjustments to arrive at underlying
Restructuring	—	—	0.3	0.3	—
Unrealized mark-to-market (gains) losses	114.5	—	112.6	112.6	0.52
Other items	—	4.3	4.1	4.1	0.02
Total	$114.5	$4.3	$117.0	$117.0	$0.54
Tax effects on non-GAAP adjustments	—	—	—	(27.6)	(0.13)
Discrete tax Items	—	—	—	(0.8)	—
Underlying (Non-GAAP)	$(3,508.8)	$(1,345.6)	$660.0	$503.5	$2.31

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended June 30, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$487.1	$81.2	$(8.4)	$559.9
Add/Less:
Cost of goods sold(1)	—	—	(28.8)	(28.8)
Marketing, general & administrative	0.5	(0.1)	—	0.4
Other non-GAAP adjustment items	(0.2)	(0.1)	—	(0.3)
Total non-GAAP adjustment items	$0.3	$(0.2)	$(28.8)	$(28.7)
Underlying income (loss) before income taxes	$487.4	$81.0	$(37.2)	$531.2

(In millions) (Unaudited)	For the Three Months Ended June 30, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$487.3	$64.2	$(110.4)	$441.1
Add/Less:
Cost of goods sold(1)	—	—	62.7	62.7
Marketing, general & administrative	0.5	0.2	—	0.7
Other non-GAAP adjustment items	(0.2)	(0.2)	(1.9)	(2.3)
Total non-GAAP adjustment items	$0.3	$—	$60.8	$61.1
Underlying income (loss) before income taxes	$487.6	$64.2	$(49.6)	$502.2

(In millions) (Unaudited)	For the Six Months Ended June 30, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$807.7	$70.2	$(52.6)	$825.3
Add/Less:
Cost of goods sold(1)	—	—	(29.6)	(29.6)
Marketing, general & administrative	1.0	(0.1)	—	0.9
Other non-GAAP adjustment items	(0.2)	(6.4)	—	(6.6)
Total non-GAAP adjustment items	$0.8	$(6.5)	$(29.6)	$(35.3)
Underlying income (loss) before income taxes	$808.5	$63.7	$(82.2)	$790.0

(In millions) (Unaudited)	For the Six Months Ended June 30, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$720.7	$38.8	$(216.5)	$543.0
Add/Less:
Cost of goods sold(1)	—	—	114.5	114.5
Marketing, general & administrative	1.0	3.3	—	4.3
Other non-GAAP adjustment items	(0.2)	0.3	(1.9)	(1.8)
Total non-GAAP adjustment items	$0.8	$3.6	$112.6	$117.0
Underlying income (loss) before income taxes	$721.5	$42.4	$(103.9)	$660.0

(1)Reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Underlying Free Cash Flow

(In millions) (Unaudited)	For the Six Months Ended
	June 30, 2024	June 30, 2023
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$894.6	$894.4
Add/Less:
Additions to property, plant and equipment, net(1)	(392.2)	(335.1)
Cash impact of non-GAAP adjustment items(2)	2.6	10.4
Non-GAAP Underlying Free Cash Flow	$505.0	$569.7

(1)Included in net cash provided by (used in) investing activities.
(2)Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the six months ended June 30, 2024 and June 30, 2023.

Net Debt and Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)	As of
	June 30, 2024	June 30, 2023
U.S. GAAP Current portion of long-term debt and short-term borrowings	$894.2	$423.2
Add/Less:
Long-term debt	6,161.5	6,191.9
Cash and cash equivalents	1,647.3	960.9
Net debt	5,408.4	$5,654.2
Q2 Underlying EBITDA	750.1	725.2
Q1 Underlying EBITDA	476.2	388.4
Q4 Underlying EBITDA	566.1	555.5
Q3 Underlying EBITDA	742.9	593.5
Non-GAAP Underlying EBITDA(1)	$2,535.3	$2,262.6
Net debt to underlying EBITDA ratio	2.13	2.50

(1)Represents underlying EBITDA on a trailing twelve month basis.
Underlying EBITDA Reconciliation

(In millions) (Unaudited)	For the Three Months Ended
	June 30, 2024	June 30, 2023
U.S. GAAP Net income (loss)	425.3	346.1
Add/Less:
Interest expense (income), net	51.2	54.6
Income tax expense (benefit)	134.6	95.0
Depreciation and amortization	167.7	168.4
Adjustments included in underlying income(1)	(28.7)	61.1
Non-GAAP Underlying EBITDA	$750.1	$725.2

(1)Includes adjustments to income (loss) before income taxes related to non-GAAP adjustment items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.